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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material under Rule 14a-12
Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

777 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 370-6948

PROXY STATEMENT
Annual Meeting of Shareholders
May 23, 2001

VOTING METHODS

    The accompanying Proxy Statement describes important issues affecting Target Corporation. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You may also revoke your proxy any time before the Annual Meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

  1.
  BY INTERNET

  a.
  Go to the web site at www.eproxyvote.com/tgt, 24 hours a day, seven days a week.

  b.
  Enter the series of numbers that appear in the proxy card box, just below the perforation.

  c.
  Follow the simple instructions.

  2.
  BY TELEPHONE

  a.
  On a touch-tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week.

  b.
  Enter the series of numbers that appear in the proxy card box, just below the perforation.

  c.
  Follow the simple recorded instructions.

  3.
  BY MAIL

  (Do not mail the proxy card if you are voting by Internet or telephone.)

  a.
  Mark your selections on the proxy card.

  b.
  Date and sign your name exactly as it appears on your proxy card.

  c.
  Mail the proxy card in the enclosed postage-paid envelope.

    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

777 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 370-6948

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:30 a.m., Central Daylight Time, on Wednesday, May 23, 2001
PLACE	The Children's Theatre 2400 Third Avenue South Minneapolis, Minnesota
ITEMS OF BUSINESS	(1) To elect three directors for three-year terms.
(2) To approve the appointment of Ernst & Young LLP as independent auditors.
(3) To act upon any other business that may properly come before the meeting.
RECORD DATE	You may vote if you are a shareholder of record at the close of business on March 30, 2001.
ANNUAL REPORT	Our 2000 Annual Report, which is not part of the proxy soliciting material, is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:
(1) VISIT THE WEB SITE shown on your proxy card to vote through the Internet,
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card, OR
(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
James T. Hale Corporate Secretary

Approximate Date of Mailing of Proxy
Material: April 16, 2001

TABLE OF CONTENTS

General Information About the Meeting and Voting
What is the purpose of the Annual Meeting?
Who may vote?
Who may attend the Annual Meeting?
What constitutes a quorum?
May I vote by proxy card, by telephone or through the Internet?
May I vote confidentially?
May I change my vote?
How does the Board recommend I vote?
How many votes are required to approve each item?
What if other matters are presented for determination at the Annual Meeting?
Who pays the expenses incurred in connection with the solicitation of proxies?
How does our stock split affect information in this Proxy Statement?
How do I get additional copies of the Annual Report?
How may I receive future materials through the Internet?
Comparison of Five-Year Cumulative Total Shareholder Return
Item One—Election of Directors
Director Nominees
General Information About the Board of Directors
Director Compensation
Certain Transactions
Board Meetings During Fiscal 2000
Board Committees
Share Ownership of Directors and Officers
Largest Owners of the Corporation's Shares
Executive Compensation
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Income Continuance Policy
Amounts Paid Upon Termination
Pension
Report of the Compensation Committee on Executive Compensation
General
Individual Performance Evaluations
Base Salary
Short-Term Incentive Compensation
Long-Term Incentive Compensation
Corporate Governance and Certain Tax Consequences of Plans
Report of the Audit Committee
Item Two—Appointment of Independent Auditors
Additional Information
Section 16(a) Beneficial Ownership Reporting Compliance
Vendor Standards and Compliance
Commitment to Diversity
Shareholder Proposals
Appendix A

777 Nicollet Mall
Minneapolis, Minnesota 55402

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 23, 2001

    The Board of Directors of Target Corporation solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at The Children's Theatre, 2400 Third Avenue South, Minneapolis, Minnesota, on Wednesday, May 23, 2001, at 9:30 a.m., Central Daylight Time, and for any adjournment thereof.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

    At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting, including the election of three directors and appointment of the Corporation's independent auditors. In addition, our management will report on the performance of the Corporation during fiscal 2000 and respond to questions from shareholders.

Who may vote?

    We have one class of voting shares outstanding. Only shareholders of record of our Common Stock at the close of business on the record date, March 30, 2001, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the record date, at the meeting, or any postponement or adjournment of the meeting. As of the record date for the Annual Meeting, each share of Common Stock had one vote on each matter to be voted upon.

Who may attend the Annual Meeting?

    All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting is on a first-come, first-served basis and seating begins at approximately 9:00 a.m. The admission ticket attached to the enclosed proxy card is required for admission to the meeting. Cameras and recording devices are not permitted at the meeting.

    Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

    The presence at the meeting, in person or by proxy, of the holders of a majority of Common Stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 899,069,348 shares of our Common Stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

May I vote by proxy card, by telephone or through the Internet?

    You may vote by completing and properly signing the enclosed proxy card and returning it to the Corporation in the envelope provided. If you are a registered shareholder (those whose shares are owned in their name and not in "street name") and attend the meeting, you may deliver your completed proxy card in person. In addition, registered shareholders may vote either by telephone or through the Internet by following the instructions on the inside of the front cover of these materials and on the reverse side of the enclosed admission ticket. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

May I vote confidentially?

    Yes. Our policy is to treat all shareholder meeting proxies, ballots and voting tabulations of a shareholder confidentially, if the shareholder has requested confidentiality on the proxy or ballot.

    If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The independent election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Corporation either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How does the Board recommend I vote?

    Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

    FOR election of the director nominees (see pages 5-23) and

    FOR approval of the appointment of Ernst & Young LLP as the Corporation's independent auditors (see page 23).

    With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

      Election of Directors. The affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote on the election of directors and present in person or by proxy at the Annual Meeting is required for the election to the Board of Directors of each of the three director nominees. For this purpose, a properly executed proxy marked "WITHHOLD" with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will not be considered present in person or by proxy and entitled to vote on the election of directors.

      Other Items. For appointment of our independent auditors and any other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote on the item and present in person or by proxy at the Annual Meeting will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

What if other matters are presented for determination at the Annual Meeting?

    As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

    Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor for a fee estimated to be $20,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees may solicit proxies personally, by e-mail, telephone, fax or special letter. We may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of the Corporation.

How does our stock split affect information in this Proxy Statement?

    On July 19, 2000, our stock split on a two-for-one basis. As a result, shareholders received one additional share of our Common Stock for each share that they owned. All share information referenced in this Proxy Statement is stated in post-split numbers.

How do I get additional copies of the Annual Report?

    Our Annual Report for the fiscal year ended February 3, 2001, including financial statements, is enclosed. The Annual Report is also available online at www.target.com (click on "Company," "Target Corporation," and "Investor Information"). For additional printed copies, please contact our Investor Relations representative by telephone at (612) 370-6736, by e-mail at investorrelations@target.com or by mail to our Vice President, Investor Relations.

How may I receive future materials through the Internet?

    You can obtain copies of our proxy materials, Annual Report and other information under the "Investor Information" section of our web site, www.target.com. You can also register at this same location to receive e-mail alerts when we post new information on our web site.

Comparison of Five-Year Cumulative Total Shareholder Return

Fiscal Years Ended

	1996	1997	1998	1999	2000	2001
Target Corporation	100	153.63	297.48	531.85	532.07	625.43
S&P 500 Index	100	126.09	160.01	212.00	230.22	229.81
Retail Composite Index	100	117.27	173.89	285.02	290.85	307.68

    The graph above compares the cumulative total shareholder return on our Common Stock for the last five fiscal years with cumulative total return on the S&P 500 Index and the S&P Retail Composite Index over the same period. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the S&P Retail Composite Index on January 31, 1996, and reinvestment of all dividends.

ITEM ONE—ELECTION OF DIRECTORS

Director Nominees

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of three nominees to serve as Class I directors for three-year terms expiring in 2004 and until their successors are elected. The three nominees are Michele J. Hooper, Anne M. Mulcahy and Stephen W. Sanger. All of the nominees are currently directors.

    The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

General Information About the Board of Directors

    The Corporation's Restated Articles of Incorporation, as amended, provide that our business and affairs shall be managed by, or under the direction of, a Board of Directors consisting of not fewer than five nor more than 21 persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of Class I directors whose terms expire at this Annual Meeting, Class II directors whose terms expire at the 2002 Annual Meeting and Class III directors whose terms expire at the 2003 Annual Meeting.

    Following is information regarding the nominees and continuing directors, including information furnished by them as to their principal occupations. All of the present directors were elected to the Board of Directors by our shareholders. See page 10 for a table showing the number of shares of Common Stock of the Corporation beneficially owned by each director as of April 1, 2001.

Director	Principal Occupation and Other Information	Age	Director Since
Livio D. DeSimone Class II Term expires in 2002	Livio D. DeSimone retired from his positions as Chairman of the Board and Chief Executive Officer of 3M, a diversified manufacturer, in April 2001. He joined 3M in 1957 and was elected Chairman of the Board and Chief Executive Officer in 1991. He is a director of American Express Funds, Cargill, Inc., General Mills, Inc., Milliken & Co. and Vulcan Materials Co. He is also Vice Chairman of the Executive Committee of the Board of Directors of the Corporation.	64	1987
Roger A. Enrico Class II Term expires in 2002	Roger A. Enrico is Chairman of the Board and Chief Executive Officer of PepsiCo, Inc., a domestic and international beverage and food business. He joined PepsiCo in 1971. He was elected Chairman and Chief Executive Officer of PepsiCo Worldwide Restaurants in 1994 and was elected Chairman of the Board and Chief Executive Officer of PepsiCo in 1996. He is a director of Belo Corp., Advanced Medicine, Inc., Electronic Data Systems Corp. and PepsiCo, Inc.	56	1990

William W. George Class II Term expires in 2002	William W. George is Chairman of the Board and Chief Executive Officer of Medtronic, Inc., a therapeutic medical technology company. He joined Medtronic in 1989 as President and Chief Operating Officer. He was elected Chief Executive Officer in 1991 and Chairman of the Board in 1996. He is a director of Imation Corp., Medtronic, Inc. and Novartis AG.	58	1993
Michele J. Hooper Class I Nominee for term expiring in 2004	Michele J. Hooper most recently served as President and Chief Executive Officer of Voyager Expanded Learning, an educational development company, from August 1999 to June 2000. She was Corporate Vice President, International Businesses, Caremark International, Inc., a health care company, from 1993 to July 1998. In July 1998, she became President and Chief Executive Officer of Stadtlander Drug Company, Inc., a pharmaceutical drug company, and served in that position until January 1999 when the company was acquired. She is a director of PPG Industries, Inc.	49	1990
James A. Johnson Class II Term expires in 2002	James A. Johnson is Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From 1991 to 1998, he served as Chairman and Chief Executive Officer of Fannie Mae, a Congressionally-chartered financial services company, and from 1998 to 1999, he was the Chairman of the Executive Committee of the Board of Fannie Mae. In December 1999, he became Chairman and Chief Executive Officer of Johnson Capital Partners. He is a director of Cummins Engine Company, Inc., The Goldman Sachs Group, Inc., Kaufman & Broad Home Corp., Temple-Inland Inc. and UnitedHealth Group.	57	1996
Richard M. Kovacevich Class III Term expires in 2003	Richard M. Kovacevich is President and Chief Executive Officer of Wells Fargo & Co., a banking and financial services company. In 1993, he was elected President and Chief Executive Officer of Norwest Corp., a banking and financial services company. In 1995, he was elected Chairman of the Board and Chief Executive Officer of Norwest and held that position until Norwest merged with Wells Fargo in 1998, when he was elected to his current positions. He is a director of Cargill, Inc. and Wells Fargo & Co.	57	1996

Anne M. Mulcahy Class I Nominee for term expiring in 2004	Anne M. Mulcahy is President and Chief Operating Officer of Xerox Corp., a document management company. She joined Xerox in 1976 and has held various management positions in marketing, human resources and operations. From 1995 to 1997, she served as Staff Officer for Customer Operations, and from 1997 to 1998, she was Vice President and Chief Staff Officer. She served as Executive Vice President; President, General Markets Operations from 1998 until May 2000, when she was elected to her current positions. She is a director of Fannie Mae.	48	1997
Stephen W. Sanger Class I Nominee for term expiring in 2004	Stephen W. Sanger is Chairman of the Board and Chief Executive Officer of General Mills, Inc., a consumer food products company. He joined General Mills in 1974 and held a series of positions in marketing and management across the company's consumer food businesses. In 1995, he was elected to his current positions. He is a director of Donaldson Company, Inc. and General Mills, Inc.	55	1996
George W. Tamke Class III Term expires in 2003	George W. Tamke is a Principal with Clayton, Dubilier & Rice, Inc., a private investment firm. He served as Executive Vice President of Emerson Electric Company, a manufacturer of electrical and electronic equipment, from 1994 to 1997, as President in 1997, as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He is a director of ICO-Teledesic Global, Ltd. and Kinko's, Inc.	53	1999
Solomon D. Trujillo Class III Term expires in 2003

	Solomon D. Trujillo is Chairman, President and Chief Executive Officer of graviton, Inc., a wireless communication technology company. From 1995 until June 1998, he was President and Chief Executive Officer of US WEST Communications Group, Inc., a business of US WEST, Inc., a telephone communications company which was merged with and into Qwest Corporation in June 2000. From June 1998 until November 2000, he served as Chairman, President and Chief Executive Officer of US West. In November 2000, he was elected to his current positions. He is a director of Comstellar Technologies, Inc., Orange SA, graviton, Inc. and PepsiCo, Inc.	49	1994

Robert J. Ulrich Class III Term expires in 2003	Robert J. Ulrich is Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of the Corporation and Chairman and Chief Executive Officer of Target Stores, a division of the Corporation. He began his retailing career as a merchandising trainee in the Corporation's department store division in 1967 and advanced through various management positions. He became Chairman and Chief Executive Officer of Target Stores in 1987 and was elected Chairman and Chief Executive Officer of the Corporation in 1994. He is a director of Tricon Global Restaurants, Inc.	57	1993

Director Compensation

    Directors who are not employees of the Corporation (independent directors) are paid an annual fee of $40,000. Directors may defer receipt of their fees. If they do, their fees are credited at rates based upon the return earned by various investment alternatives chosen by the director. Directors may also direct us to forward their fees to the Corporation's transfer agent to purchase Common Stock of the Corporation for their account at then current prices. We pay the brokerage fees for such purchases. Independent directors also receive $15,000 of restricted stock of the Corporation per year. Those shares are restricted until the director leaves the Board and certain conditions are satisfied. The Vice Chairman of the Executive Committee receives an additional $10,000 of our restricted stock each year. New independent directors also receive $50,000 of restricted stock upon joining the Board. Independent directors receive an annual grant of options to purchase the number of shares of our Common Stock determined by dividing $400,000 by the fair market value of the Common Stock on the day of grant. Independent directors also receive merchandise discounts of varying amounts at the stores of each of our operating companies. Those discounts are the same as the discounts our employees receive. Retired independent directors receive merchandise discounts that are the same as the discounts our retired employees receive. Employee directors are not compensated separately for services as a director or committee member.

Certain Transactions

    The Corporation and its operating companies have transactions in the ordinary course of business with unaffiliated corporations of which certain of the independent directors are officers. We do not consider the amounts involved in such transactions to be material in relation to our business and believe that any such amounts are not material in relation to the business of such other unaffiliated corporations or the interests of the non-employee directors involved.

Board Meetings During Fiscal 2000

    The Board of Directors met five times during fiscal 2000. All directors attended at least 75% of the aggregate total of meetings of the Board and Board Committees on which the director served during the last fiscal year.

Board Committees

Executive Committee

    The Executive Committee of the Board of Directors consists of the Chairman of the Board of the Corporation and all the independent directors. The members of the Executive Committee are Directors Ulrich (Chair), DeSimone (Vice Chair), Enrico, George, Hooper, Johnson, Kovacevich, Mulcahy, Sanger, Tamke and Trujillo. During the last fiscal year, the Executive Committee held one meeting. The Executive Committee reviews the Compensation Committee's recommendations on performance and compensation of all senior corporate officers and certain other senior executives within the Corporation. As part of their responsibilities, the independent director members of the Executive Committee conduct the annual evaluation of our Chief Executive Officer. The Executive Committee also reviews the Corporation's managerial capabilities and requirements.

Nominating Committee

    The Nominating Committee of the Board of Directors consists solely of independent directors. The members of the Nominating Committee are Directors Sanger (Chair), DeSimone, Hooper and Kovacevich. The Nominating Committee held one meeting during the last fiscal year. The Nominating Committee considers the qualifications of and recommends each candidate and incumbent for election as a director of the Corporation and nominates candidates to fill Board vacancies. The Board of Directors created the Nominating Committee so that the selection of directors would be made solely by independent directors.

    The Nominating Committee will consider nomination by a shareholder of a candidate for election as a director of the Corporation. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to the Corporate Secretary of the Corporation on behalf of the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May). Under the Corporation's Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director's name in nomination by written request received by the Corporate Secretary of the Corporation at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

Compensation Committee

    The Compensation Committee of the Board of Directors consists solely of independent directors. The members of the Compensation Committee are Directors Enrico (Chair), Johnson, Sanger, Tamke and Trujillo. The Compensation Committee held two meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines, focusing on a "pay-for-performance" compensation philosophy. The Compensation Committee reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation based on their performance. The Compensation Committee also determines certain awards and payouts under our long-term incentive plan and makes certain determinations regarding short-term incentive compensation.

Audit Committee

    The Audit Committee of the Board of Directors consists solely of independent directors. The members of the Audit Committee are Directors Hooper (Chair), Enrico, George and Kovacevich. The Audit Committee of the Board of Directors held two meetings during the last fiscal year. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the New York Stock Exchange. The duties and activities of the Audit Committee are described in the Report of the Audit Committee starting on page 22.

Finance Committee

    The Finance Committee of the Board of Directors consists solely of independent directors. The members of the Finance Committee are Directors DeSimone (Chair), Johnson, Mulcahy, Sanger and Trujillo. The Finance Committee met two times during the last fiscal year. The Finance Committee reviews our financial policies, our dividend policy, our performance objectives, our financing requirements, our compliance with indenture covenants and the investment policies of our employee benefit plans.

Corporate Responsibility Committee

    The Corporate Responsibility Committee of the Board of Directors consists solely of independent directors. The members of the Corporate Responsibility Committee are Directors George (Chair), Johnson, Mulcahy and Trujillo. The Corporate Responsibility Committee held one meeting during the last fiscal year. The Corporate Responsibility Committee reviews and evaluates our public affairs and community development programs. The Corporate Responsibility Committee also reviews and evaluates our community giving programs and those of the Target Foundation.

Share Ownership of Directors and Officers

    Set forth below is information regarding the shares of Common Stock of the Corporation (our only outstanding class of equity securities) owned beneficially on April 1, 2001 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 12, and all directors and executive officers of the Corporation as a group.

Name of Individual or Number of Persons in Group	Aggregate Number of Common Shares Beneficially Owned(1)		Acquirable within 60 Days(2)
Livio D. DeSimone	27,460	(3)	44,214
Roger A. Enrico	10,536		44,214
William W. George	49,980	(4)	44,214
Michele J. Hooper	21,360		44,214
James A. Johnson	20,160		35,598
Richard M. Kovacevich	53,304		28,542
Anne M. Mulcahy	5,344		19,250
Stephen W. Sanger	7,524		35,598
George W. Tamke	3,564		8,864
Solomon D. Trujillo	9,732		44,214
Robert J. Ulrich(5)	1,188,291	(6)	2,940,300
Bart Butzer(5)	72,956	(6)(7)	163,066
Gregg W. Steinhafel(5)	181,070	(6)	1,027,802
Kenneth B. Woodrow(8)	244,957		1,119,134
Gerald L. Storch(5)	109,065	(6)	785,812
Linda L. Ahlers(5)	140,696	(6)	880,010
All directors and executive officers of the Corporation as a group (23 persons)(9)	2,181,991	(10)	7,468,193

(1)
The persons listed have sole voting and investment power with respect to the shares listed except that Directors DeSimone and Johnson have shared voting and investment power over 20,134 shares and 20,160 shares, respectively. Directors are deemed to have sole voting and investment power as to restricted stock they own.
(2)
Includes shares of Common Stock that the named individuals may acquire on or before June 16, 2001 pursuant to options held by them under the Corporation's Long-Term Incentive Plans of 1981 and 1999 or the 1995 Director Stock Option Plan.

(3)
Includes 7,326 shares of Common Stock owned as of April 1, 2001 by Mr. DeSimone's wife as to which he disclaims beneficial ownership.
(4)
Includes 13,000 shares of Common Stock held by the George Family Foundation, a charitable trust of which Mr. George is one of the trustees. Mr. George disclaims beneficial ownership of such shares.
(5)
Executive officer.
(6)
Includes shares of Common Stock owned by such person in the Target Corporation 401(k) Plan ("TGT 401(k) Plan") as of February 3, 2001.
(7)
Includes 28 shares of Common Stock owned as of April 1, 2001 by Mr. Butzer's wife as to which he disclaims beneficial ownership.
(8)
Mr. Woodrow retired as an executive officer of the Corporation on December 31, 2000. His share ownership information, including shares held in the TGT 401(k) Plan, is reported as of that date.
(9)
None of the individuals named owned one percent or more of our outstanding shares of Common Stock. All directors and executive officers together owned approximately one percent of our outstanding shares of Common Stock.
(10)
Includes shares of Common Stock owned by the executive officers in the TGT 401(k) Plan as of February 3, 2001.

Largest Owners of the Corporation's Shares

    The table below sets forth certain information, as to each person or entity known to us to be the beneficial owner of more than 5 percent of any class of our voting securities:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	82,381,251	(1)	9.2%

(1)
State Street Bank and Trust Company ("State Street"), trustee under the TGT 401(k) Plan, reported its beneficial ownership on a Schedule 13G filed with the SEC on February 9, 2001. The filing indicates that as of December 31, 2000, State Street had sole voting power for 14,744,015 shares, shared voting power for 65,677,317 shares, sole dispositive power for 81,792,601 shares and shared dispositive power for 588,650 shares.

Executive Compensation

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
		Annual Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary($)(1)	Bonus ($)(1)(2)	Restricted Stock Awards($)(3)	Securities Underlying Options(#)(4)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)(7)
Robert J. Ulrich Chairman and Chief Executive Officer of the Corporation and Target Stores	2000 1999 1998	1,242,740 1,027,874 1,027,874	2,500,000 3,500,000 2,314,650	0 0 0	750,000 0 0	0 4,756,597 1,635,121	659,810 515,731 463,901	(8)
Bart Butzer President, Mervyn's	2000 1999 1998	566,667 566,667 520,833	909,216 272,203 144,371	0 0 0	117,663 103,394 132,860	0 678,974 207,995	79,469 62,894 70,081	(9)
Gregg W. Steinhafel President of Target Stores	2000 1999 1998	830,890 726,375 648,454	542,951 1,205,143 743,584	0 0 0	205,909 206,778 265,718	0 1,697,642 297,135	259,612 208,085 178,114	(10)
Kenneth B. Woodrow Retired Vice Chairman of the Corporation	2000 1999 1998	685,041 696,375 651,085	300,644 1,081,315 731,896	0 0 0	0 103,394 132,860	0 2,263,383 415,989	281,531 233,180 216,033	(11)
Gerald L. Storch Vice Chairman of the Corporation	2000 1999 1998	625,962 520,833 480,673	277,908 629,943 500,000	0 0 0	249,475 118,166 332,860	0 1,131,902 265,785	160,698 128,665 107,338	(12)
Linda L. Ahlers President, Marshall Field's	2000 1999 1998	703,943 640,000 589,167	172,583 402,884 630,032	0 0 0	117,663 147,706 189,800	0 905,437 297,136	181,669 166,862 137,972	(13)

(1)
Certain of the six named executive officers did not actually receive portions of their salary and bonus. These executive officers deferred receipt of such amounts through the Target Corporation SMG Executive Deferred Compensation Plan (the "New Plan"). Under the New Plan, participants may elect to defer up to 80% of annual base salary and bonus. The crediting rate alternatives under the New Plan mirror the investment accounts available for the TGT 401(k) Plan. Payout from the New Plan cannot be made until retirement, death or termination. Amounts deferred are subject to the same bankruptcy rules as are the Corporation's general debt obligations. Deferred amounts earn a return, a portion of which is categorized as reportable by the SEC proxy rules. Prior to December 31, 1996, similar deferrals were made through the Corporation's Deferred Compensation Plan (the "Old Plan"). No new deferrals may be made under the Old Plan except for deferrals in amounts equal to amounts automatically paid out eight years after their initial deferral. Earnings on the Old Plan are determined in accordance with a formula set forth in that plan. The Old Plan is otherwise substantially similar to the New Plan. Further information regarding reportable earnings under both plans is provided in the footnotes below.

(2)
The Corporation's executive officers and certain other members of management of the Corporation and its operating companies are eligible for incentive bonuses under the PTOC, EVA and personal score components of the Corporation's Executive Incentive Plan. Information regarding the bonus plans is found in the Report of the Compensation Committee on Executive Compensation.

(3)
The Restricted Share Awards column reflects rights to receive restricted shares of the Corporation under the LTIP. Further information regarding restricted shares is included in the Report of the Compensation Committee on Executive Compensation starting on page 18. The number and value of restricted share rights holdings at the end of the 2000 fiscal year (based on the closing price of $36.97 per share at the end of the fiscal year) are as follows:

	Number	Value
Robert J. Ulrich	123,348	$4,560,176
Bart Butzer	12,828	$474,251
Gregg W. Steinhafel	27,360	$1,011,499
Kenneth B. Woodrow	38,088	$1,408,113
Gerald L. Storch	17,220	$636,623
Linda L. Ahlers	19,344	$715,148
(4)
These options to purchase shares of the Corporation's Common Stock were awarded under the Long-Term Incentive Plans of 1981 and 1999. The Report of the Compensation Committee on Executive Compensation includes further information regarding stock options.

(5)
Amounts reflect earnouts of performance shares under the Long-Term Incentive Plans of 1981 and 1999. The Report of the Compensation Committee on Executive Compensation includes further information regarding performance shares.

(6)
The Corporation has an Excess Long-Term Disability plan for certain key executives, including those executive officers listed above. The program is integrated with the employee-paid broad-based group disability plan (non-taxable benefit of $86,000 maximum per individual per year). Taxable excess disability benefits are paid according to a schedule based on compensation with the objective of a combined benefit amount replacing total after-tax income of approximately 80% at a compensation level of $170,000 per year, decreasing to approximately 40% at a compensation level of $2,000,000 per year. In order to receive excess benefits, the executive must be participating under the broad-based group disability plan. In the event of a qualifying disability, the actual cost to the Corporation would be the after-tax cost of the disability payments. No claims for benefits have ever been filed by a named executive officer under the Excess Long-Term Disability Program. No compensation is assumed for this program since the incremental cost to the Corporation of this benefit cannot be determined actuarially.

(7)
The amounts reported include the following:
  •
  Matching contributions to the TGT 401(k) Plan, which all participating employees receive.

  •
  Amounts credited to the New Plan for matching contributions that could not be made to the TGT 401(k) Plan because of limitations imposed by the Internal Revenue Code of 1986, as amended (the "Tax Code").

  •
  Amounts categorized by the SEC as reportable earnings on compensation deferred in current and previous years.

  •
  Cost of life insurance paid by the Corporation.

(8)
Includes

$8,721	TGT 401(k) Plan matching contribution
$228,088	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$420,165	reportable earnings on deferred compensation
$2,836	cost of life insurance paid by the Corporation

(9)
Includes

$7,288	TGT 401(k) Plan matching contribution
$34,935	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$36,787	reportable earnings on deferred compensation
$459	cost of life insurance paid by the Corporation
(10)
Includes

$8,794	TGT 401(k) Plan matching contribution
$93,923	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$155,953	reportable earnings on deferred compensation
$942	cost of life insurance paid by the Corporation
(11)
Includes

$7,922	TGT 401(k) Plan matching contribution
$84,193	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$188,094	reportable earnings on deferred compensation
$1,322	cost of life insurance paid by the Corporation
(12)
Includes

$8,658	TGT 401(k) Plan matching contribution
$54,337	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$97,311	reportable earnings on deferred compensation
$392	cost of life insurance paid by the Corporation
(13)
Includes

$7,912	TGT 401(k) Plan matching contribution
$47,604	deferred compensation credit for matching contributions which could not be made to the TGT 401(k) Plan
$125,455	reportable earnings on deferred compensation
$698	cost of life insurance paid by the Corporation

OPTION GRANTS IN LAST FISCAL YEAR

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Individual Grants
			% of Total Options Granted to Employees in Fiscal Year(%)
Name	Number of Securities Underlying Options Granted (#)(1)				Exercise or Base Price ($/SH)	Expiration Date	5%($)		10%($)
Robert J. Ulrich	750,000	(2)	13.67%		33.9956	1/10/11	16,034,738		40,635,173
Bart Butzer	117,663	(2)	2.14%		33.9956	1/10/11	2,515,594		6,375,009
Gregg W. Steinhafel	205,909	(2)	3.75%		33.9956	1/10/11	4,402,262		11,156,197
Kenneth B. Woodrow	0		0.00%		N/A	N/A	0		0
Gerald L. Storch	147,078 102,397	(2) (3)	2.68 1.87	% %	33.9956 29.2979	1/10/11 11/27/10	3,144,476 1,886,695		7,968,720 4,781,255
Linda L. Ahlers	117,663	(2)	2.14%		33.9956	1/10/11	2,515,594		6,375,009
All Shareholders							19.2 billion	(5)	48.6 billion	(5)

(1)
Under the LTIP of 1999 each option was granted at the market value of the underlying Common Stock on the date of grant and has a ten-year term. The options are exercisable 25% on the first anniversary of the date of grant, with an additional 25% becoming exercisable on each of the next three anniversaries of the date of grant. Options are transferrable during the life of the recipient to certain family members and family-controlled entities. The Report of the Compensation Committee on Executive Compensation includes additional information regarding the LTIP of 1999.

(2)
Granted January 10, 2001.

(3)
Granted November 27, 2000.

(4)
SEC rules require the information set forth in the 5% and 10% columns. The actual gains, if any, on stock option exercises depend on the future stock price of the Corporation's Common Stock. Since there is no means of accurately predicting the future price of the Corporation's Common Stock, no accurate determination can be made as to the value of a stock option at the time of the grant.

(5)
Increase in value of shares held by all shareholders based upon 896,534,554 shares outstanding on January 10, 2001, at a price of $33.9956 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at Fiscal Year End ($)
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Ulrich	100,320	2,207,040	3,252,840	2,750,000	100,052,954	37,684,550
Bart Butzer	261,146	6,035,293	163,066	543,443	3,048,339	8,615,420
Gregg W. Steinhafel	50,000	1,611,649	1,074,100	544,447	26,613,413	3,778,108
Kenneth B. Woodrow	47,928	1,476,816	1,119,134	194,564	30,089,198	2,041,227
Gerald L. Storch	0	0	735,812	533,437	17,821,202	4,599,817
Linda L. Ahlers	0	0	880,010	373,931	21,721,973	2,877,962

Income Continuance Policy

    No officer of the Corporation is a party to an employment contract with the Corporation. As an alternative to the use of such contracts, the Corporation has adopted an Income Continuance Policy (the "ICP") and a Senior Management Group Income Continuance Policy for certain officers of the Corporation (the "SMG ICP").

    Mr. Ulrich, together with others, participates in the ICP. In 1988, the ICP was amended to exclude additional participants. Executives Steinhafel, Woodrow, Storch, Butzer and Ahlers were not participants under the ICP at the time it was amended. In the event a participant's employment is terminated by the Corporation, the ICP participant's compensation (current salary and average of three most recent bonuses) continues for a period of 18 to 24 months, depending on his or her length of service. If the participant's service with the Corporation is less than three years, the continuation is for 18 months; over eight years, the continuation is for 24 months; and between three and eight years, an amount determined by a schedule (more than 18 months but less than 24 months).

    Participants under the SMG ICP are members of the Corporation's Senior Management Group who are not participants under the ICP. The policy is similar to the ICP, except its time parameters are based on the participant's salary grade. Compensation may extend from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels. Executives Steinhafel, Woodrow, Storch, Butzer and Ahlers participate in the SMG ICP.

    All executive officers who are members of the Corporation's Senior Management Group are covered by one of these policies. Both policies require that participants must provide the Corporation a release of claims and they include offset provisions for certain other compensation from the Corporation and may include non-disparagement, non-competition and other requirements. Both policies provide that the policies cannot be terminated or amended to reduce future benefits unless two years prior notice is given to the participants in the policies. Both policies also provide that any executive who terminates employment or is terminated within two years of a change in control (as defined in the Corporation's Long-Term Incentive Plans) will be paid the present value of payments owing under the policies immediately after termination.

Amounts Paid Upon Termination

    When an executive's employment with the Corporation terminates, the executive receives payments in accordance with the specific guidelines under each of the Corporation's deferred compensation plan(s),

401(k) Plan and pension plans. Executives may also be entitled to exercise previously granted stock options that are then outstanding and, in certain circumstances, receive previously granted performance shares and restricted stock under the Corporation's Long-Term Incentive Plans that are then outstanding. Further information regarding stock options, performance shares and restricted stock is provided in the Report of the Compensation Committee on Executive Compensation.

Pension

    All executive officers and other employees of the Corporation and our subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are initially covered by the Corporation's pension plans. The following table shows the annual benefits under the Corporation's pension plans at age 65, on a life only basis, given the years of service and compensation levels set forth below:

Pension Plan Table

Average Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service
$100,000	$15,600	$20,800	$26,000	$27,250	$28,500
200,000	35,100	46,800	58,500	61,000	63,500
300,000	54,600	72,800	91,000	94,750	98,500
400,000	74,100	98,800	123,500	128,500	133,500
500,000	93,600	124,800	156,000	162,250	168,500
1,000,000	191,100	254,800	318,500	331,000	343,500
1,500,000	288,600	384,800	481,000	499,750	518,500
2,000,000	386,100	514,800	643,500	688,500	693,500
2,500,000	483,600	644,800	806,000	837,250	868,500
3,000,000	581,100	774,800	968,500	1,006,000	1,043,500
3,500,000	678,600	904,800	1,131,000	1,174,750	1,218,500
4,000,000	776,100	1,034,800	1,293,500	1,343,500	1,393,500
4,500,000	873,600	1,164,800	1,456,000	1,512,250	1,568,500
5,000,000	971,100	1,294,800	1,618,500	1,681,000	1,743,500

    Currently under the Employee Retirement Income Security Act, as amended ("ERISA"), the maximum annual amount that can be paid under the Qualified Pension Plans to any individual is $140,000, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. In addition, the Corporation has supplemental plans that use substantially the same formula as the Qualified Pension Plans use to pay benefits on compensation that is excluded from the Qualified Pension Plans formula by ERISA. The years of present credited service for benefit purposes of the Corporation's executive officers named in the Summary Compensation Table are as follows: Executives Ulrich, 33 years; Steinhafel, 21 years; Woodrow, 31 years; Storch, 8 years; Butzer, 18 years; and Ahlers, 23 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five calendar years of credited service in the last ten years. The compensation reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table is cash compensation, including deferred compensation, for the fiscal year. If the employment of a participant is terminated prior to age 55, his or her pension will be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The actual amounts payable from the qualified pension trust are not subject to any deductions for Social Security benefits or other offset amounts. In addition to the qualified and supplemental pension plans, all executive officers who are members of the Senior Management Group participate in a program whereby such person's surviving spouse (or in the case of an officer who is single at retirement, that person's designated beneficiary) will receive the equivalent of a joint and 100% surviving spouse option, as calculated under the qualified pension plan, but without reference to compensation limits, payable to the officer's spouse for as long as he or she lives. The Corporation also has a supplemental plan that may, at the discretion of the Board, treat certain of its Senior Management Group as being five years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement. All supplemental plans pay the lump sum present value of their respective benefits in the year following retirement. The pension table reflects amounts payable under all pension plans, whether qualified or non-qualified.

Report of the Compensation Committee on Executive Compensation

General

    The Corporation has a pay-for-performance compensation philosophy for its management employees, including its executive officers. The total compensation plan for our executive officers includes base salary and the opportunity for an annual incentive bonus, long-term incentive compensation and other benefits.

    The Compensation Committee is responsible for developing and administering the total compensation plan for executive officers of the Corporation. In addition, the Compensation Committee reviews the performance and compensation levels of executive officers who are members of the top management group, the Corporate Operating Committee. Individual written performance appraisals are given annually to each executive officer, including the Chief Executive Officer (the "CEO").

    Pursuant to the Corporation's pay-for-performance philosophy, the compensation policies established by the Compensation Committee provide that a significant portion of the annual compensation of each executive officer is contingent upon the financial performance of the Corporation or relevant operating company, as well as the individual performance of the executive officer.

Individual Performance Evaluations

    Mr. Ulrich is separately evaluated in his roles as Chairman of the Board and as CEO. The Compensation Committee, together with all other independent directors, established the performance criteria used to evaluate Mr. Ulrich's fiscal 2000 performance. A variety of factors are used to evaluate Mr. Ulrich's performance as CEO including operating company performance, control of the business, community relations, community involvement, management succession planning, strategic planning, business development, organizational development and formulation and delivery of major corporate policies. In his role as Chairman of the Board, Mr. Ulrich was evaluated on his ability to chair effective meetings of the Board of Directors and the Executive Committee, keep the Board fully informed of the condition of the Corporation, develop sound corporate governance policies and work with the directors to effectively use their talents to the best strategic advantage of the Corporation.

    The Compensation Committee prepares an annual written evaluation of Mr. Ulrich's performance and determines his personal score. The written evaluation was reviewed with Mr. Ulrich and his performance was discussed with him generally in a meeting with all of the independent directors. All other executive officers of the Corporation received performance appraisals and personal scores based on prescribed objectives such as strategy execution, key job responsibilities, financial performance, community involvement and succession planning.

Base Salary

    The Compensation Committee reviews a variety of factors before making base salary decisions. When the Compensation Committee considered Mr. Ulrich's current base salary, it reviewed information prepared by an independent compensation consultant covering a representative group of employers in retail and general industry throughout the United States (the "Competitive Survey"). Many of the companies included in the Retail Composite Index in the stock performance graph are included in the Competitive Survey.

    Base salaries of the other executive officers of the Corporation are based on competitive practices, and are at approximately the 60th percentile of base salary when compared with a representative group of domestic retailers and general industry, adjusted for the size of the companies. Executive officers receive a higher base salary than the industry median because the threshold for payout of short-term incentive compensation by the Corporation is set at a higher level than it is for a majority of competitive retailers. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive's personal score, the executive's position in the salary range and the Corporation's performance. Merit increase guidelines are established each year based on the performance of the Corporation and current economic and market conditions. Once overall guidelines are established and an individual performance score is assigned, the actual percentage increase is affected by the executive's position in the salary range for his or her grade; that is, the lower the placement in the range the greater the percentage increase.

Short-Term Incentive Compensation

    The Corporation's Executive Incentive Plan (referred to generally as "EIP" or "Executive Incentive Plan") for fiscal 2000 includes three performance measures: PTOC (pre-tax operating contribution), EVA (economic value added) and personal score. Under the EIP, Mr. Ulrich, the executive officers and certain other members of the senior management of the Corporation and its operating companies were eligible for annual incentive bonuses for fiscal 2000.

    The maximum bonus payable to an officer covered by the limitations set forth in Section 162(m) of the Tax Code under the EIP is 400% of that person's salary set forth in the Proxy Statement for the year during which the bonus was earned. If the covered officer held a different office or was not employed in his or her position for the full year covered by that Proxy Statement, the maximum bonus is 400% of the highest salary reported in such year. However, for purposes of calculating the maximum bonus payable to any covered officer, the salary of the participant may not exceed 200% of the fiscal 1996 salary of the CEO as reported in the Summary Compensation Table in the Corporation's Proxy Statement dated April 14, 1997. The aggregate of all bonuses payable to any other executive under the EIP may not exceed 400% of his or her base salary.

    PTOC.  PTOC is the same as pre-tax segment profit which is earnings from operations before LIFO, securitization effects, interest, other expense and unusual items. The PTOC part of the EIP measures an operating company's or the Corporation's performance against annually pre-determined PTOC goals to determine bonus amounts. The outside directors set PTOC goals when establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the PTOC goals to establish the PTOC bonus range for use with the PTOC part of the EIP. The PTOC Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of PTOC performance achieved by an operating company or the Corporation. The Compensation Committee also adopts a "bonus matrix" which assigns varying bonus payouts based on the participant's job grade and PTOC Score.

    The bonus amount for each participant is calculated by multiplying the participant's bonus percentage from the bonus matrix by the midpoint of the salary range of the participant's job grade level (except for Mr. Ulrich, whose base salary is used), and then multiplying that result by the participant's percentage of participation in the PTOC part of the EIP. In order to receive a bonus under the PTOC part of the EIP, a participant's personal score must equal or exceed a minimum score set by the Compensation Committee.

    EVA.  EVA is PTOC after taxes less a Capital Charge. The "Capital Charge" is the cost of capital invested in the business operation, adjusted for the maturity of the assets employed by that business operation. The EVA part of the EIP measures an operating company's or the Corporation's performance against annually pre-determined EVA goals to determine bonus amounts. The outside directors set EVA goals in conjunction with establishing other financial performance goals for the operating companies and the Corporation. The Compensation Committee then uses the EVA goals to establish the EVA bonus range for use in conjunction with the EVA part of the EIP. The EVA Score for the fiscal year is determined from a schedule, approved by the Compensation Committee, that designates a score for each varying level of EVA performance achieved by an operating company or the Corporation. The Compensation Committee also adopts a bonus matrix which assigns varying bonus payouts based on the participant's job grade and EVA Score.

    The bonus amount for each participant is calculated by multiplying the participant's bonus percentage from the bonus matrix by the midpoint of the salary range of a participant's job grade level (except for Mr. Ulrich, whose base salary is used), and then multiplying that result by the participant's percentage of participation in the EVA part of the EIP. In order to receive a bonus under the EVA part of the EIP a participant's personal score must equal or exceed a minimum score set by the Compensation Committee.

    Personal Score.  As part of the performance evaluation process, each executive is assigned a personal score. For executives other than Mr. Ulrich, the personal score is applied to the Corporation's EIP (personal score) to determine a bonus amount. For purposes of the EIP, the Compensation Committee adopts a bonus matrix which assigns varying bonus payouts based on the participant's job grade and personal score. The bonus amount for each participant under the EIP is calculated by multiplying the participant's bonus percentage from the bonus matrix by the midpoint of the salary range of the participant's job grade level and then multiplying that result by the participant's percentage of participation in the EIP. Mr. Ulrich's personal score bonus is determined at the Board's discretion.

    Fiscal 2000 Bonus Allocation.  Mr. Ulrich's bonus for fiscal 2000 based upon the Corporation's financial performance was 50% PTOC (Corporation) and 50% EVA (Corporation), and his personal score bonus was determined at the Board's discretion. Mr. Butzer's bonus was based on 33 1/3% PTOC (Mervyn's), 33 1/3% EVA (Mervyn's) and 33 1/3% personal score. Mr. Steinhafel's bonus was based on 33 1/3 PTOC (Target Stores), 33 1/3% EVA (Target Stores) and 33 1/3% personal score. Mr. Woodrow's and Mr. Storch's bonuses were based on 33 1/3% PTOC (Corporation), 33 1/3% EVA (Corporation) and 33 1/3% personal score. Ms. Ahler's bonus was based on 33 1/3% PTOC (Marshall Field's), 33 1/3% EVA (Marshall Field's) and 33 1/3% personal score.

Long-Term Incentive Compensation

    The Compensation Committee determines the amount of options, performance shares and restricted stock awarded annually under the Long-Term Incentive Plan of 1999 (the "LTIP"). The Compensation Committee reviews data prepared by an independent compensation consultant covering a representative group of employers in retail and general industry and sets the grants at the median to 75th percentile (depending on performance) of competitive companies of similar size. The Compensation Committee, using judgment and data from the third party compensation studies, determines the size of long-term compensation awards for the CEO and other Corporate Operating Committee members.

    Stock Options.  The Compensation Committee approves a long-term incentive stock option pool for annual stock option grants. The size of the pool varies with the Corporation's performance. However, the precise size of the pool is based on the subjective judgment of the Compensation Committee. A subcommittee of the Compensation Committee is also authorized to grant stock options from a more limited pool to employees who are not subject to the short-swing trading rules under Section 16(b) of the Securities Exchange Act of 1934. The Compensation Committee determined in 2000 that the pools would consist entirely of non-qualified stock options. Individual awards from the pools are based on the individual's responsibilities, performance, potential and grant history. Each option was granted at the market value of the underlying Common Stock on the date of grant and has a ten-year term. The options are generally exercisable 25% after the first year, with an additional 25% after each of the next three years. Awards in any year to any person covered by the limitations in Section 162(m) of the Tax Code may not include more than 4,000,000 shares in the aggregate, subject to certain anti-dilution adjustments.

    Performance Shares.  Under the LTIP, a performance share consists of the opportunity to receive up to one and one-half shares of the Corporation's Common Stock for every share subject to the award, or a lesser number of shares and a cash payment equal to the fair market value of the remaining shares as may be established by the Plan Committee. The percentage paid in cash must be uniform for all participants in a particular performance period. A performance share at the time of grant is not a fixed commitment of the Corporation but becomes such only as earned by the participants at the end of a performance period. The ultimate number of performance shares with respect to which a recipient is entitled depends upon the level of achievement by the Corporation, operating company, test strategy or new venture, of pre-established performance goals during applicable performance periods. A performance period under the LTIP consists of a designated period of not less than three consecutive fiscal years.

    Under the terms of the only performance shares actually granted under the LTIP, Common Stock was put into escrow and restricted until retirement. Any participant who terminated employment prior to early retirement (age 55 and five years of service) and failed to meet certain requirements forfeited all the Common Stock held in escrow. If the executive terminated employment after age 55 and provided the Corporation with one year's notice of retirement, 100% of the Common Stock was released to the executive. In such cases, if the executive failed to give one year's notice, the shares were forfeited unless the committee administering the Corporation's Long-Term Incentive Plans approved the release of all or part of the shares. If the executive was terminated, qualified for early retirement under the Corporation's pension plans and received payments under the Corporation's Income Continuance Policies ("ICP Payments"), 100% of the Common Stock was paid to the executive. If the executive terminated other than for early retirement and received ICP Payments (but is not part of a reduction in force), 50% of the Common Stock was released to the executive. If the executive did not receive ICP Payments, the executive forfeited all the shares. If at any time the executive's termination was a result of death, total and permanent disability, reduction in force or change of control, 100% of the Common Stock was released to the executive. Recipients held voting and dividend rights for all shares held in escrow during the restriction period; however, they may not have sold or assigned the shares. The performance shares actually awarded provided for the potential to earn awards of Corporation Common Stock during a cycle of four fiscal years. The Corporation has not made any performance share grants since fiscal 1995.

    Restricted Stock.  The LTIP gives the Plan Committee the authority to award shares of Common Stock which are subject to certain restrictions to eligible participants. Recipients are entitled to vote the restricted stock and to exercise other shareholder rights, except that (i) the Corporation may retain custody of the share certificate during the restriction period of not less than three years, (ii) the participant may not sell, transfer, pledge, exchange or otherwise dispose of the shares during the restriction period and (iii) any dividends that may be payable in cash or in shares or otherwise may be withheld by the Corporation until the restrictions lapse.

    The terms of the only restricted stock grants actually made under the LTIP required the executive to remain an employee of the Corporation for four years from the date of grant. Upon expiration of the four-year period, the shares were issued, put into escrow and restricted until retirement. The escrow release events were the same as described above for performance shares. After the shares were issued and put into escrow, holders of restricted stock held voting and dividend rights during the restriction period; however, they may not have sold or assigned the shares. The Corporation has not made any restricted stock grants since fiscal 1995.

Corporate Governance and Certain Tax Consequences of Plans

    As part of its corporate governance responsibilities, the Compensation Committee, together with all the other outside directors, has established certain measures of performance for members of the Corporate Operating Committee, including the CEO, that it believes are critical to the overall performance of the Corporation. Those measures of performance, which include key employee retention, succession planning and strategic planning, are vital to the long-term performance of the Corporation.

    Section 162(m) of the Tax Code prohibits the Corporation from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other officers named in the Summary Compensation Table relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. A significant part of the Corporation's executive compensation will meet the Tax Code requirements for deductibility under the Section 162(m) rules. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible under the Tax Code. The Compensation Committee retains the ability to evaluate the performance of members of the Corporate Operating Committee, including the CEO, on vital subjective performance measures.

COMPENSATION COMMITTEE
Roger A. Enrico, Chair
James A. Johnson
Stephen W. Sanger
George W. Tamke
Solomon D. Trujilo

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Corporation's financial reporting process. Management is responsible for our financial statements and reporting process, including our systems of internal controls. The Corporation's independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. A copy of the Audit Committee Position Description, which has been adopted by our Board of Directors and further describes the role of the Audit Committee in overseeing our financial reporting process, is attached to this Proxy Statement as Appendix A.

    In performing its functions, the Audit Committee:

  •
  Met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting;

  •
  Reviewed and discussed with management the audited financial statements included in our Annual Report;

  •
  Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented;

  •
  Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee),

    as modified and supplemented, and discussed with them matters relating to their independence; and

  •
  Received information from management with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by our independent auditors, and considered whether the provision of those services is compatible with maintaining the auditors' independence.

    Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Position Description, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, for filing with the SEC.

AUDIT COMMITTEE
Michele J. Hooper, Chair
Roger A. Enrico
William W. George
Richard M. Kovacevich

ITEM TWO—APPOINTMENT OF INDEPENDENT AUDITORS

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Corporation and its subsidiaries for the fiscal year ending February 2, 2002. Ernst & Young LLP has been employed in this capacity by the Corporation since 1931.

    A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

    Ernst & Young LLP billed the Corporation the following fees for services provided in fiscal year 2000:

Audit Fees:	$1,100,000
Audit-related Fees (relating primarily to benefit plan audits and Form 5500s, accounting consultations, internal audit and SEC registration statements):	$400,000
Financial Information Systems Design and Implementation Fees:	$0
All Other Fees (relating primarily to tax planning services):	$3,700,000

    THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

    The SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of the Corporation's Common Stock who fail to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended February 3, 2001, all Section 16(a) filing requirements were met except as follows: Director Richard M. Kovacevich filed one late Form 4 showing the purchase of 2,000 shares.

Vendor Standards and Compliance

    To ensure that the products we carry in our stores are made legally and ethically, we require our vendors to abide by certain standards. Copies of those standards and a report relating to vendor compliance with those standards are available upon request from our Corporate Secretary.

Commitment to Diversity

    We believe that attracting and retaining an employee population reflecting the diversity of our guests and communities we serve is an important goal and will provide a competitive advantage. We are an equal opportunity employer and we communicate to our employees information regarding equal employment opportunities. We also encourage the use of minority and women-owned contractors and service providers and we support the efforts of our employees, suppliers and vendors to adhere to these principles of corporate responsibility.

    We provide detailed statistical information on equal employment opportunity to the federal government as required by law. Information regarding our diversity programs and its diverse employee population are available upon request from our Corporate Secretary.

    For the benefit of hearing impaired persons, a sign language interpreter will be present at our 2001 Annual Meeting.

Shareholder Proposals

    Shareholder proposals for consideration at the Corporation's 2002 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and the Corporation's By-laws. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 17, 2001 in order to be included in the Proxy Statement. Under the Corporation's By-laws, as amended, if a shareholder plans to propose an item of business to be considered at any annual meeting of shareholders, that shareholder is required to give notice of such proposal to our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting, or by February 22, 2002 for our 2002 Annual Meeting, and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

Appendix A

POSITION DESCRIPTION (CHARTER)

AUDIT COMMITTEE

FUNCTION:

    To assist the Board of Directors in fulfilling its responsibility to monitor the accounting, financial, and external reporting policies and practices of the Corporation; the independence and performance of the Corporation's external auditors; the MIS and operational policies and practices that affect internal controls; the employee benefit plans; and the Corporation's observance of its standards of business conduct and ethics. This oversight function will be accomplished by:

  •
  Encouraging management to install and maintain a comprehensive system of internal controls to provide reasonable assurance that external financial reporting is reliable, operations are effective and efficient, the Corporation complies with applicable laws and regulations, and assets are safeguarded from unauthorized use or disposition.

  •
  Reviewing significant new, or changes to existing, accounting, financial, external reporting and asset-safeguarding policies and practices.

  •
  Reviewing significant new, or changes to existing, MIS and operational policies and practices that affect internal controls.

  •
  Monitoring reported financial statements.

  •
  Promoting effective, objective audit and review programs in the preceding areas by the internal auditors.

  •
  Communicating with the independent external auditor on matters relating to their conduct of an appropriate, objective examination of the consolidated financial statements and related annual reporting and quarterly reviews of interim reporting.

MEMBERSHIP:

    At least three directors, each of whom must satisfy the independence and experience requirements of the New York Stock Exchange.

RESPONSIBILITIES:

1.
Accounting and Reporting

    Review significant new, or changes to existing, accounting, financial, external reporting, and asset-safeguarding policies and practices.

    Review annual publicly reported audited financial statements and major underlying issues.

    Review, or the Audit Committee's Chair shall review, interim unaudited financial statements prior to their filing on Form 10-Q and major underlying issues.

    Review the "Report of Management" in the Annual Report to Shareholders.

    Review and approve the "Report of Audit Committee" in the Annual Report to Shareholders and in the annual Proxy Statement.

2.
Independent External Audit

    Review proposed audit scope for adequacy of coverage.

    Review results of the audit of the consolidated financial statements and solicit concerns from the independent external auditor.

    Review the independent external auditor's letter reporting the status of internal controls and other matters the independent external auditor considers appropriate. Obtain management's response and corrective action plan.

    Review results of the audits of Retailers National Bank and the benefit plans.

    Review management's annual recommendation for appointment of the independent external auditor and make recommendation to the Board of Directors, which firm shall ultimately be accountable to the Audit Committee and the Board of Directors.

    Review periodic reports from management and the independent external auditor regarding the auditor's independence (including the auditors fees billed for audit services, information technology consulting services relating to financial information systems design and implementation, and other non-audit services, respectively, for each fiscal year), discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board of Directors take appropriate action regarding the independence of the auditor.

    Meet privately with the independent external auditor at each Audit Committee meeting.

3.
Internal Audit

    Review the results of the annual Corporate-wide risk assessment and the related commitment of internal audit resources.

    Review internal audit results at each meeting.

    Periodically review internal audit policies.

4.
Employee Benefit Plans

    Review the annual report of the Plan Administrative Committee.

    Review and approve management's recommended appointments to the Plan Administrative Committee.

    Review and approve recommendations by the Plan Administrative Committee to the Board concerning Plan changes that have a material financial impact on the Corporation.

5.
Other

    Conduct any investigation that the Audit Committee deems appropriate, with full access to all of the Corporation's records, facilities, personnel and outside advisors, and retain outside counsel, auditors and other consultants to advise the Audit Committee for that purpose.

    Report to the full Board of Directors on all matters charged to the responsibility of the Audit Committee.

    Meet privately with the Chairman and Chief Executive Officer and other officers of the Corporation as needed.

    Review an annual report of the Corporate General Counsel on litigation, the results of the annual Conflict of Interest program, and other matters.

    Review an annual report from the designated Compliance Officer on the status of the Corporation's Federal Sentencing Guidelines compliance program.

    Review an annual Retailers National Bank Compliance Report.

    Review annually the adequacy of this "Position Description of Audit Committee" and submit it to the Board of Directors for approval.

    Periodically review the annual agenda of the Audit Committee to assess whether the Committee is addressing all material matters related to its responsibilities delegated from the Board of Directors.

    The oversight function of the Audit Committee does not include any duty to plan or conduct audits or to provide any special assurance as to the Corporation's financial statements, the work or independence of its external auditors or its compliance with laws, regulations or its Business Conduct Guide.

March 14, 2001

www.target.com

PROXY

   Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders May 23, 2001

P R O X Y	Robert J. Ulrich, Douglas A. Scovanner and James T. Hale, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Target Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders to be held on May 23, 2001, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR proposals set forth in Items 1 and 2. The proxies cannot vote your shares unless you sign this card on the reverse side and return this card.

For participants in the Target Corporation 401(k)Plan, this proxy card will constitute voting instructions to the Trustee under this Plan. As a participant in this Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed, but if no direction is given, the Trustee is instructed to vote FOR proposals set forth in Items 1 and 2. Shares held in the Plan for which no voting instructions are received by the Trustee, as well as shares not allocated to any participants, will be voted in the same proportion as votes actually cast by Plan participants. Instruction cards received by the Trustee after May 18, 2001, will not be counted.

(INSTRUCTION: To withhold authority to vote for any named nominee or a substitute nominee designated by the Board of Directors, write that nominee's name or the words "substitute nominee" on the space provided on the reverse side.)

SEE REVERSE
SIDE

...
 FOLD AND DETACH HERE

ANNUAL MEETING
OF
TARGET CORPORATION SHAREHOLDERS

Wednesday, May 23, 2001
9:30 a.m. CDT
The Children's Theatre
2400 Third Avenue South
Minneapolis, Minnesota

Please present this ADMISSION TICKET at the Annual
Shareholders' Meeting as verification of your
Target Corporation share ownership.

/x/ Please mark your votes as in this example.	0361

   As an alternative to completing this form, you may vote through the Internet or by telephone by following the instructions below.

   The Board of Directors recommends a vote FOR proposals 1 and 2.

1.
Election of Directors

Election of Directors, Nominees:

      01.  Michele J. Hooper
      02.  Anne M. Mulcahy
      03.  Stephen W. Sanger

/ / FOR         / / WITHHELD

For, except withheld from the following nominee(s):

...

2.
Appointment of Ernst & Young LLP as Independent Auditors

/ / FOR         / / AGAINST          / / ABSTAIN

The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in the proxies' discretion.

Mark here if you would like your voting instructions to be confidential pursuant to the Target Corporation Policy on Confidential Voting described in the 2001 Proxy Statement. / /

Signature(s) ........................................................................................................................	Date ......................................
NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

...
 FOLD AND DETACH HERE

  Target Corporation encourages you to take advantage of a new and convenient way by which you can vote your shares—either by telephone or through the Internet.

     - By Telephone. On a touch-tone telephone call 1-877-PRX-VOTE. Listen to the recorded instructions, use the control number printed in the box in the upper right corner of this proxy card to access the system, and use your telephone key pad to vote.

     - Through The Internet. Access the World Wide Web site www.eproxyvote.com/tgt and follow the instructions posted on the web site.

  Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card.

  Your vote is important. Thank you for voting.